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                                                                    Exhibit 12.1

                       Statement Regarding Computation of
                Ratios of Earnings to Fixed Charges (In Millions)



                                                                                                  Three Months Ended
                                                     Year Ended December 31,                          March 31,
                                      -----------------------------------------------------------------------------------------
                                       1996         1997         1998        1999          2000          2000            2001
                                       ----         ----         ----        ----          ----          ----            ----
Income before Taxes                   (10.2)        (3.2)        11.1        32.4         (53.8)           3.7            (7.0)
Interest Expense (a)                   11.6         17.0         37.5        44.0          68.5           11.6            20.4
1/3 Rental Expense (b)                  0.8          1.0          1.9         2.2           2.2            0.6             0.6
Fixed Charges (a+b)                    12.4         18.0         39.4        46.2          70.8           12.2            21.0
Earnings                                2.2         14.8         50.5        78.6          17.0           15.9            14.0
Ratio                                   --           --           1.3x        1.7x          --             1.3x            --